Exhibit 10.3

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NANTCELL, INC.,

BIO MERGER SUB, INC.,

LIQUID GENOMICS, INC.

AND

THE STOCKHOLDER REPRESENTATIVE

DATED AS OF MARCH 31, 2017

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	TABLE OF CONTENTS (Cont’d)

		Page

9.8.	Governing Law; Venue	44
9.9.	Waiver of Jury Trial	44
9.10.	Counterparts	45
9.11.	Time of the Essence	45

Table of Exhibits
Exhibit A	Information Statement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of March 31, 2017, by and among NANTCELL, INC., a Delaware corporation (“Parent”), BIO MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), LIQUID GENOMICS, INC., a Delaware corporation (the “Company”), and Amy Wang, solely in her capacity as Stockholder Representative.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger.

B. The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the Stockholders adopt and approve this Agreement and the other transactions contemplated by this Agreement, and approve the Merger.

C. The Stockholders holding (i) 82.64% of the issued and outstanding shares of Company Capital Stock, voting together as a single class on an as-converted basis, and, (ii) 81.03% of the issued and outstanding shares of Series A Preferred Stock have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

D. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Merger as specified herein.

E. The Parties intend that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. For purposes of this Agreement, in addition to words defined elsewhere, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Aggregate Series A Liquidation Value” means the maximum aggregate amount that would be payable to the holders of the Series A Preferred Stock upon the Closing of the Merger pursuant to Section 3(a) of the Company Charter, assuming that the Merger constitutes a “Deemed Liquidation Event” (as defined in the Company Charter).

“Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required to close.

“Confidential Information” of any Person means any and all trade secrets and other confidential information of such Person under applicable law and other information concerning the business and affairs of such Person, including without limiting the generality of the foregoing, all of the following: (A) information which constitutes proprietary information or trade secrets of such Person under applicable law; (B) information as to such Person which contains financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, the names and backgrounds of key personnel, client lists and client information, personnel training and techniques and materials, marketing plans or market expansion proposals and sales techniques and materials of such Person, however documented; (C) information which confers a competitive advantage on such Person; (D) information which would be detrimental to such Person if disclosed; (E) product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, databases, computer programs (whether in source code or object code), know-how, strategies, data, current and anticipated client requirements, price lists, market studies, business plans, and any other information, however documented, that is a trade secret of the Business under applicable law; and (F) notes, analyses, compilations, studies, summaries, and other material prepared by or for such Person containing or based, in whole or in part, on any information included in the foregoing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Merger Consideration” means the amount equal to (i) the Merger Consideration, less (ii) the Series A Merger Consideration.

“Common Stock Base Number” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including all shares of Company Common Stock issued after the date hereof but prior to the Effective Time (i) upon conversion of any Series A Preferred Stock or (ii) upon the exercise of any Company Stock Rights or other vested rights to acquire Company Common Stock.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Series A Preferred Stock, collectively.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof.

“Company Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company has or may have any material liability, contingent or otherwise.

“Company Incentive Plan” means the Company’s 2015 Employee, Director and Consultant Equity Incentive Plan.

“Company Licensed Intellectual Property” means all Intellectual Property exclusively or non-exclusively licensed to the Company by any third party at the Effective Time, as set forth in Section 3.10(a) of the Company Disclosure Schedule.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company at the Effective Time, as set forth in Section 3.10(a) of the Company Disclosure Schedule.

“Company Intellectual Property” means all Company Licensed Intellectual Property and all Company Owned Intellectual Property.

“Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the Company taken as a whole, using the business, assets, liabilities, financial condition and results of operations of the Company taken as a whole as of the date of this Agreement as a baseline; provided that such term shall not include any changes in any of the following to the extent that they do not have a disproportionate adverse effect on the Company: (a) events, circumstances, changes or effects that generally affect the industry in which the Company operates, other than as may materially disproportionately impact the business of the Company (but then only to the extent of such materially disproportionate impact); (b) general economic conditions or events, circumstances, changes or effects affecting the economy generally, other than as may materially disproportionately impact the business of the Company (but then only to the extent of such materially disproportionate impact); (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, (d) any circumstance, change or effect that results from any action taken at the request of Parent in a separate writing to the Company; or (e) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster, weather phenomenon or acts of God.

“Company Option” means an option to purchase shares of Company Capital Stock other than a Company Warrant.

“Company Restricted Stock” means any share of Company Common Stock that is subject to vesting or other lapsing restrictions pursuant to the Company Incentive Plan or any applicable restricted stock award agreement.

“Company Stock Rights” means: (i) all outstanding Company Options, (ii) all outstanding Company Warrants and (iii) all other outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Company Capital Stock or that are or may become convertible into or exchangeable for any shares of Company Capital Stock or another Company Stock Right.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Dissenting Share Payments” means (x) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (y) any costs or expenses (including attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares.

“Employee” means any current employee, officer, or director of the Company.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement between the Company or any Affiliate and any Employee, consultant or advisor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Holdback Shares” means shares of Parent Common Stock representing ten percent (10%) of the Merger Shares (or 50,000 shares of Parent Common Stock).

“Intellectual Property” means intellectual property or proprietary rights of any description including (a) rights in any patent, patent application (including any provisionals, continuations, divisionals, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications, and all foreign counterparts), copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (b) related registrations and applications for registration, (c) trade secrets, moral rights or publicity rights, (d) inventions, discoveries, or improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any: (i) computer source codes (human readable format) and object codes (machine readable format); (ii) specifications; (iii) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (iv) engineering, programming, service and maintenance notes and logs; (v) technical, operating and service and maintenance manuals and data; (vi) hardware reference manuals; and (vii) user documentation, help files or training materials, and (e) good will related to any of the foregoing.

“Key Employee” means Kathleen Danenberg.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) means with respect to the Company, the actual knowledge of the Key Employee after due inquiry.

“Law” mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any debt, obligation, duty, liability or Tax of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), including any change of control severance or similar payment, regardless of whether such debt, obligation, duty, liability or Tax would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance of any nature whatsoever.

“Loss” or “Losses” means any and all claims, losses, royalties, liabilities, damages, deficiencies, reduction in net operating losses, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense incurred or suffered by any Indemnified Parties directly or indirectly as a result of, with respect to, relating to or in connection with an event, circumstance or state of facts. Losses shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of or relating to any direct or third-party claims, demands, actions, causes of action, suits, litigations, arbitrations or Liabilities. Losses shall not include any exemplary or punitive damages except to the extent of any Losses payable to a third party as a result of a Third-Party Claim that includes exemplary or punitive damages.

“Parent Common Stock” means the common stock of Parent, $0.001 par value per share.

“Parent Stock Value” means ten dollars ($10.00), subject to adjustment in the event of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Parent Common Stock occurring after the date of this Agreement and before the Effective Time.

“Per Share Common Merger Consideration” means the amount equal to the (i) the Common Merger Consideration, divided by (ii) the Common Stock Base Number.

“Per Share Series A Merger Consideration” means the amount equal to the (i) the Series A Merger Consideration, divided by (ii) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, and specifically excluding any shares of Series A Preferred Stock that is converted to Company Common Stock in connection with the Merger.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Participating Stockholder” means a Stockholder who is entitled to receive Merger Shares pursuant to Section 2.8(a).

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.

“Pro Rata Share” means, with respect to each Participating Stockholder, the quotient obtained by dividing (x) the number of Merger Shares to which such Participating Stockholder is entitled to receive pursuant to Section 2.8(a) as of the Effective Time by (y) the aggregate number of Merger Shares payable to all Participating Stockholders at the Effective Time.

“Required Stockholders” means Stockholders holding (i) a majority of the issued and outstanding shares of Company Capital Stock, voting together as a single class on an as-converted basis, and, (ii) a majority of the issued and outstanding shares of Series A Preferred Stock.

“Series A Merger Consideration” means the amount equal to the lesser of (i) the Aggregate Series A Liquidation Value and (ii) the Merger Consideration.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Stockholders” means the holders of shares of Company Capital Stock as of the date hereof, or, as the context requires, immediately prior to the Effective Time.

“Tax” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax liability incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Transaction Expenses” means all costs, fees and expenses incurred (whether or not invoiced) by the Company in connection with this Agreement and the transactions contemplated hereby, including (A) fees and expenses of advisors, investment bankers, lawyers and accountants arising of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby, (B) fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any governmental entity or third parties on behalf of the Company, and (C) all brokers’ or finders’ fees.

ARTICLE II

MERGER

2.1. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease and (b) the Company shall be the Surviving Corporation in the Merger (the “Surviving Corporation”).

2.2. Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Parent, 9920 Jefferson Boulevard, Culver City, California 90232, on the day which is no later than two Business Days after the day on which the last of the conditions set forth in Article VI (other than those that can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) is fulfilled or waived, or at such other time and place as Parent and the Company shall agree in writing. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being referred to herein as the “Effective Time”).

2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub, including, without limitation, all amounts outstanding under that certain Promissory Note, dated as of March 2, 2017, by and between the Company and NantWorks, LLC, shall become debts and liabilities of the Surviving Corporation.

2.4. Certificate of Incorporation of Surviving Corporation. From and after the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, except that Section 1 of the certificate of incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the certificate of incorporation of Merger Sub, shall read as follows: “The name of this corporation is “Liquid Genomics, Inc.”

2.5. Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

2.6. Board; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.7. Merger Consideration. The aggregate consideration to be paid by Parent and Merger Sub in the Merger (the “Merger Consideration”) to the Stockholders shall be Five Million Dollars ($5,000,000.00), payable by delivery of shares of Parent Common Stock as provided in Section 2.8.

2.8. Effect on Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Capital Stock:

(i) Unless converted to Company Common Stock in accordance with the Company Charter, each share of the Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be converted into the right to receive that number of shares of Parent Common Stock equal to (A) the Per Share Series A Merger Consideration, divided by (B) the Parent Stock Value (such number of shares of Parent Common Stock, the “Preferred Per Share Merger Shares”). Any shares of Series A Preferred Stock held in the treasury of the Company shall be canceled and extinguished without any conversion thereof.

(ii) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), including shares of Company Common Stock issued upon conversion of any shares of Series A Preferred Stock or upon exercise of any Company Stock Rights prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be converted into the right to receive that number of shares of Parent Common Stock equal to (A) the Per Share Common Merger Consideration, divided by (B) the Parent Stock Value (such number of shares of Parent Common Stock, the “Common Per Share Merger Shares,” and collectively with the Preferred Per Share Merger Shares, the “Merger Shares”). Any shares of Company Common Stock held in the treasury of the Company shall be canceled and extinguished without any conversion thereof.

(iii) Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation; and

(iv) Each share of Company Capital Stock held by Parent immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

(b) Immediately following the Effective Time, except as provided in Section 2.8(a)(iii), all shares of Company Capital Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Capital Stock shall thereafter cease to have any rights with respect to such shares of Company Capital Stock, except for the right to receive the Merger Consideration as provided herein.

(c) No fractional shares of Parent Common Stock shall be issued as part of the Merger Consideration. In lieu of any such fractional share of Parent Common Stock, each holder of Company Capital Stock otherwise entitled to a fraction of a share of Parent Common Stock will be entitled to receive a cash payment in an amount, rounded down to the nearest cent, equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Stock Value.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided in this Agreement or by applicable Law.

(e) Any shares of Parent Common Stock issued as part of the Merger Consideration have not been and will not be registered under any federal or state securities or “blue-sky” laws and regulations, or the securities laws and regulations of any other jurisdiction, and will be subject to restrictions on transfer imposed by such laws and regulations. Parent may include on any certificates issued which represent such shares of Parent Common Stock such legends as Parent shall deem appropriate referencing such transfer restrictions, and shall inform its transfer agent of same.

2.9. Company Stock Rights and Company Restricted Stock.

(a) Company Options. Each Company Option not exercised prior to the Effective Time shall be cancelled and extinguished as of the Effective Time.

(b) Company Warrants. At the Effective Time, and contingent upon the effectiveness of the Merger, each outstanding Company Warrant not exercised prior to the Effective Time shall be canceled and extinguished.

2.10. Withholding Rights; Deductions from Merger Consideration. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any Related Agreements such amounts as it is required by Law to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Merger Consideration. To the extent that amounts are so withheld or deducted by the Surviving Corporation or by Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation or by Parent, as the case may be. Parent or the Surviving Corporation, as the case may be, shall pay over to the appropriate Governmental Entity all amounts withheld under this Section 2.10.

2.11. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who demands and perfects appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 2.8, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b) If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration pursuant to and subject to Section 2.8 without interest thereon upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal of Company Capital Stock, or settle or offer to settle any such demands.

2.12. Holdback Shares; Payment of Merger Consideration.

(a) Holdback Shares. At the Effective Time, as security for the Stockholders’ indemnification obligations set forth in Article VII, Parent shall hold back in escrow and set aside each Participating Stockholder’s Pro Rata Share of the Holdback Shares. Participating Stockholders may not sell, exchange, transfer or otherwise dispose of their right to receive any portion of the Holdback Shares without the written consent of Parent (which may be granted or withheld in Parent’s sole discretion). Any transfer or attempted transfer in violation of this Section 2.12(a) shall be null and void and need not be recognized by Parent or the Surviving Corporation. Except in the case of any Holdback Shares forfeited and cancelled as provided in Section 7.5(b), (i) the Holdback Shares shall be treated by Parent as issued and outstanding, (ii) the Participating Stockholders shall be treated as the beneficial owners of the Holdback Shares held in escrow, and (iii) the Participating Stockholders shall have the right to receive any dividends declared and paid and the right to exercise voting privileges with respect to the Holdback Shares.

(b) Exchange Procedures. Promptly following the Closing, Parent will cause the Surviving Corporation to send to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock forms of (i) a letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall be in such form and have such other provisions as Parent may specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the amount of the Merger Consideration payable in exchange therefore. The Letter of Transmittal shall indicate that applicable withholding Taxes with respect to payments on account of shares of Company Capital Stock that were obtained upon the exercise of Company Stock Rights will be withheld, if required, from the Merger Consideration otherwise payable to each holder thereof in connection with the Merger and that other amounts may be withheld from any Stockholder in accordance with the terms of this Agreement. Following the Effective Time and upon delivery to Parent of a duly completed and executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, the Stockholder shall be entitled to receive in exchange therefor the portion of the Merger Consideration to which such Stockholder is entitled pursuant to Section 2.8, less each Participating Stockholder’s Pro Rata Share of the Holdback Shares, and Parent shall promptly issue the shares of Parent Common Stock issuable to such Stockholder. The Certificate(s) so surrendered shall be canceled. Following the Effective Time, until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the portion of Merger Consideration as provided in Section 2.8.

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration required pursuant to Section 2.8, less any Holdback Shares withheld pursuant to this Section.

2.13. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of Parent, the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.14. Adjustments for Stock Splits, Etc. If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock or Parent Common Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.15. No Liability. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Corporation nor any party hereto shall be liable for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

2.16. Tax Consequences. For federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement, and their respective Affiliates (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a), (ii) are not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iv) shall treat and report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute) for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The provisions of this Section 2.16 shall survive the Closing and are intended to be for the benefit of and shall be enforceable by the Parties and their respective stockholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in a Schedule of the disclosure letter dated as of the date hereof and delivered herewith to Parent (the “Company Disclosure Schedule”) corresponding to the applicable Section of this Article III and which is incorporated by reference, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

3.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

3.2. Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger, and any other agreements, certificates or documents contemplated hereby (collectively, the “Related Agreements”) to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Merger and (iii) recommended that the Stockholders adopt and approve this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and approve the Merger. All action has been taken, or will be taken prior to the Closing, that is necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. The Company has delivered to Parent copies of the resolutions adopted by the Company Board certified by the Secretary of the Company. The adoption of such resolutions by the Company Board and the written consent of the Required Stockholders approving this Agreement and the Merger are collectively referred to as the “Transaction Approvals.” The Transaction Approvals constitute or will constitute as of Closing all necessary corporate and stockholder action on the part of the Company Board and the Stockholders for the authorization, execution and delivery of this Agreement and the Related Agreements by the Company and the performance by the Company of the Merger and the other transactions contemplated hereby and thereby, and such Transaction Approvals have not been revoked, rescinded or amended.

(b) This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

(c) To the Company’s Knowledge, each Stockholder as of the Closing Date qualifies as an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

3.3. No Conflict. The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Lien upon any of the Company’s properties or assets (tangible or intangible) under (i) any provision of the Company Charter or bylaws or (ii) any material agreement to which the Company is a party or by which its properties or assets is bound or (iii) any material Law applicable to Company or any of its properties (whether tangible or intangible) or assets.

3.4. Consents.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and the Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and notices required by the DGCL.

(b) Section 3.4 of the Company Disclosure Schedule sets forth all notices to, and all necessary consents, waivers and approvals of, parties to any material Company Contract to which the Company is a party or by which it or its properties are bound that are required thereunder in connection with the Merger, or for any such material Company Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such material agreement had the transactions contemplated by this Agreement not occurred) after the Effective Time so as to preserve all rights of, and benefits to, the Company under such material Company Contract from and after the Effective Time.

3.5. Subsidiaries. Except for Liquid Genomics GmbH (the “German Subsidiary”), the Company does not have and has never had any subsidiaries or affiliated companies, and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares of capital stock or make any investment or capital contribution with respect thereto; nor is the Company responsible in any way for any similar obligation with respect to any other entity. The German Subsidiary has been duly incorporated as a German limited liability company (GmbH) and is validly registered as a GmbH in the trade register of the trade register court in Charlottenburg (Berlin) under number HRB 168031B under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in its Articles of Association (Gesellschaftsvertrag) within the limits of the laws of the jurisdiction of its incorporation. The Company owns all of the outstanding shares of the capital stock of the German Subsidiary.

3.6. Company Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 19,000,000 shares of Company Common Stock, of which 2,660,000 are issued and outstanding and (ii) 16,000,000 shares of preferred stock, par value $0.0001 per share, all of which have been designated as Series A Preferred Stock and 10,002,091 of which are issued and outstanding immediately prior to giving effect to the exercise of the Company Warrants on a net basis immediately prior to the Closing (the “Net Exercise”) and 12,932,631 of which are issued and outstanding after giving effect to the Net Exercise. The Company does not have any other shares of capital stock authorized, issued or outstanding. The Company Capital Stock is held of record and beneficially by the Persons with the addresses and in the amounts and represented by the certificates set forth on Schedule 3.6(a). All outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company Charter, the bylaws of the Company or any agreement to which the Company is a party, and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with all applicable Laws, including federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b) (i) Options to purchase 470,000 shares of Company Common Stock have been granted and are outstanding (each, a “Company Option”). An aggregate of 310,000 shares of Company Restricted Stock have been granted and are outstanding. All outstanding Company Options and Company Restricted Stock were issued pursuant to the Company Incentive Plan and have been offered, issued and delivered by the Company in all material respects in compliance with all applicable Laws, including federal and state securities Laws. Schedule 3.6(b) sets forth for each outstanding Company Option and grant of Company Restricted Stock, as applicable, the name of the holder thereof, the domicile address of such holder, an indication of whether such holder is an Employee of the Company, the date of grant or issuance, the number of shares of Company Common Stock subject thereto, the exercise price of any such Company Option, the vesting schedule, including the extent vested to the date of this Agreement and whether and to what extent the exercisability will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement. None of the Company Options provide for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any Company Options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

(ii) The Company has outstanding Company Warrants for the purchase of an aggregate of 2,930,540 shares of Series A Preferred Stock immediately prior to giving effect to the Net Exercise and no outstanding Company Warrants immediately after giving effect to the Net Exercise. All Company Warrants have been offered, issued and delivered by the Company in all material respects in compliance with all applicable Laws, including federal and state securities Laws. Schedule 3.6(b) sets forth for each outstanding Company Warrant, the name of the holder of such Company Warrant, the domicile address of such holder, the number of shares of Series A Preferred Stock subject to such Company Warrant and the exercise price of such Company Warrant. No Company Warrant is subject to vesting as of the date of this Agreement.

(iii) Except for the Company Options, Company Warrants and as set forth in Section 3.6(b) of the Company Disclosure Schedule, there are no Company Stock Rights or agreements of any character, written or oral, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or other equity or ownership interest of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Company Stock Right.

(c) Section 3.6(c) of the Company Disclosure Schedule sets forth all (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge, and (ii) agreements or understandings to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock. The holders of Company Capital Stock and Company Stock Rights have been or will be properly given, or shall have properly waived, any required notice prior to the Merger.

3.7. Financial Statements.

(a) The Company has previously delivered to Parent the following financial statements (collectively, the “Financial Statements”): (i) the unaudited cash basis profit and loss statement as of and for the fiscal year ended December 31, 2016 (the “Last Balance Sheet Date”) and for each of the calendar quarters of 2015; and (ii) the unaudited cash basis balance sheets as of the Last Balance Sheet Date and as of the last day of each of the calendar quarters of 2015. The copies of the Financial Statements that have been previously delivered to Parent are true, accurate and complete copies thereof.

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(c) Except as set forth in the Financial Statements or in Section 3.7(c) of the Company Disclosure Schedule, the Company has no Liabilities or obligations, contingent or otherwise, other than (i) Liabilities incurred in the ordinary course of business subsequent to the Last Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate are not material.

3.8. Absence of Certain Changes. Except as set forth in Section 3.8 of the Company Disclosure Schedule or as specifically contemplated by this Agreement, since the Last Balance Sheet Date there has not been, occurred or arisen:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any satisfaction or discharge of any Lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(c) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(d) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(e) any loans or guarantees made by the Company to or for the benefit of its Employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(f) any declaration, setting aside or payment or other distribution in respect of any of the Company Capital Stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(g) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Company Material Adverse Effect; or

(h) to the Company’s Knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Company Material Adverse Effect.

3.9. Property.

(a) Neither the Company nor any of its subsidiaries owns any real property, nor has the Company or any of its subsidiaries ever owned any real property. Section 3.9 of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company or any of its subsidiaries or otherwise used or occupied by the Company or any of its subsidiaries for the operation of the Company’s or its subsidiaries’ businesses (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements for real property affecting the real property or to which Company or any of its subsidiaries is bound, other than those identified in Section 3.9 of the Company Disclosure Schedule. All such Lease Agreements are valid and enforceable and not in default, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default under any such Lease Agreement. Neither the Company nor any of its subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company or any of its subsidiaries or the Surviving Corporation to the continued use and possession of the real property for the conduct of business as presently conducted.

(c) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Last Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

3.10. Intellectual Property.

(a) Except for Intellectual Property relating to commercial off-the-shelf computer software, and agreements relating to proprietary information and inventions executed by employees and consultants of the Company that contain obligations running in favor of the Company only, Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Company Intellectual Property, all applications therefor, and all written licenses assignments (excluding assignment of patent applications by inventors to the Company) and other agreements relating thereto to which the Company is a party, and (ii) all written agreements relating to technology, know-how and processes which the Company has licensed or authorized for use by others.

(b) To its Knowledge, the Company possesses all material Intellectual Property required for the conduct of its business as currently conducted. To its Knowledge, the operation of the business of the Company as currently conducted does not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the patent rights of any third party, and no action or claim is pending or threatened alleging that the operation of such business interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the patent rights of any third party and, to the Knowledge of the Company, there is no basis therefor.

(c) The Company is the sole owner of the entire right, title and interest in and to, or has a valid license or other legal right under, Company Intellectual Property used in or necessary to the operation of its business as presently conducted, subject to the terms of the license agreements governing the Company Licensed Intellectual Property. No Stockholder or any other Person has any rights to the Company Intellectual Property.

(d) Except for Intellectual Property relating to commercial off-the-shelf computer software and other standard products or equipment, and agreements relating to proprietary information and inventions executed by employees and consultants of the Company that contain obligations running in favor of the Company only or otherwise as set forth in Section 3.10(d) of the Company Disclosure Schedule, the Company is not a party to any outstanding options, licenses, or agreements of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person.

(e) The Company has no present knowledge from which it could reasonably conclude that any Company Intellectual Property is invalid or unenforceable, the same has not been adjudged invalid or unenforceable in whole or in part. To the Company’s Knowledge, no action or claim is pending or threatened alleging that any Company Intellectual Property is invalid or unenforceable in whole or in part. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the Company as currently conducted. The Company has complied with all of its obligations of confidentiality in respect of the claimed trade secrets or proprietary information of others and knows of no violation of such obligations of confidentiality as are owed to it.

(f) No claims or actions have been asserted, are pending or threatened against the Company (i) based upon or challenging or seeking to deny or restrict the ownership by or license rights of the Company of any of the Company Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Company Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement, and, to the Knowledge of the Company, there is no basis for such a claim.

(g) As of the date hereof, to the Knowledge of the Company, no person is engaging in any activity that infringes or misappropriates the Company Intellectual Property. Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, the Company has not granted any license or other right to any third party with respect to the Company Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not breach, violate or conflict with any instrument or agreement concerning the Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Owned Intellectual Property or materially impair the right of the Parent to license or dispose of, or to bring any action for the infringement of, any Company Intellectual Property.

(h) The Company has delivered or made available to the Parent or its counsel correct and complete copies of all the licenses of the Company Licensed Intellectual Property, other than licenses of commercial off-the-shelf computer software. With respect to each such license, except as set forth in Section 3.10(h) of the Company Disclosure Schedule: (i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license; (ii) such license will not cease to be valid and binding and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a material breach or default under such license or otherwise so as to give the licensor or any other person a right to terminate such license; (iii) the Company has not (A) received any notice of termination or cancellation under such license, (B) received any notice of breach or default under such license, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a material breach of such license; and (iv) neither the Company nor, to the Knowledge of the Company, any other party to such license is in material breach or default thereof, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such license.

(i) Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, to the Knowledge of the Company, none of its employees, officers, directors, agents or consultants is (i) subject to confidentiality restrictions in favor of any third person the breach of which could subject the Company to any material liability, or (ii) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company, as applicable, or that would conflict with the Company’s business as presently conducted.

(j) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other Company Intellectual Property. To the Knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Company Owned Intellectual Property by any person; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating to the protection, ownership, development, use or transfer of Company Intellectual Property.

(k) Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of and consultants to the Company, nor the conduct of the Company’s business as presently conducted or as proposed to be conducted, will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Except to the extent already assigned to the Company, the Company does not believe that it is or will be necessary to utilize any inventions or proprietary information of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

3.11. Agreements; Actions.

(a) There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound (each a “Company Contract”) that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $5,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) Since the Last Balance Sheet Date, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed individually in excess of $10,000 or in excess of $20,000 in the aggregate, in each case which are outstanding as of the date hereof or will be outstanding as of the Closing (other than indebtedness to Parent or an Affiliate of Parent), (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of Section 3.11(a) and this Section 3.11(b), all indebtedness, Liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such Sections.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

3.12. Interested Party Transactions. There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employee, or any Affiliate thereof.

3.13. Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of the Company Charter or bylaws, (ii) of any instrument, judgment, decree or order, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, Company Contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Company Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Company Material Adverse Effect.

3.14. Litigation. There is no Proceeding pending or, to the Company’s Knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) to the Company’s Knowledge, that questions the validity of this Agreement and the Related Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by this Agreement and the Related Agreements; or (iii) to the Company’s Knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors or Key Employee is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employee, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor to Knowledge of the Company) involving the prior employment of any of the Company’s Employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

3.15. Employment Matters.

(a) To the Knowledge of the Company, none of its Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such Employee’s ability to promote the interest of the Company or that would conflict with the Company’s business.

(b) Each Employment Agreement is set forth on Section 3.15(b) of the Company Disclosure Schedule and a copy of each Employment Agreement and any amendment thereto has been provided to Parent.

(c) The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchasers (the “Confidential Information Agreements”). No current or former employee, consultant or officer of the Company has excluded works or inventions from his or her assignment of inventions pursuant to such person’s Confidential Information Agreement. To the Knowledge of the Company, none of its current or former employees, consultants or officers is in violation of any Confidential Information Agreement.

(e) To the Knowledge of the Company, the Key Employee does not intend to terminate her employment with the Company or is otherwise likely to become unavailable to continue as the Key Employee, nor does the Company have a present intention to terminate the employment of the Key Employee. Except as required by law, upon termination of the employment of the Key Employee, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(f) The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company Board.

(g) Each former key employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

3.16. Employee Benefit Plans. Section 3.16 of the Company Disclosure Schedule sets forth each Company Employee Plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to ERISA. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan

3.17. Tax Matters. There are no federal, state, county, local or foreign Taxes due and payable by the Company that have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign Taxes of the Company that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign Governmental Entity. The Company has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.18. Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s stockholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

3.19. Brokers’ and Finders’ Fees. The Company has not incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements.

3.20. Representations Complete. The Company has made available to Parent all the information reasonably available to the Company that Parent has requested in deciding whether to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. None of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in the Company Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company and the Stockholder Representative, in her capacity as representative of the Stockholders, as follows:

4.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing as a foreign corporation in all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of Parent.

4.2. Authority.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger, and any Related Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. All action has been taken, or will be taken prior to the Closing, that is necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(b) This Agreement has been, and each of the Related Agreements to which Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

4.3. No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the Related Agreements to which Parent or Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Lien upon any of Parent’s or Merger Sub’s properties or assets (tangible or intangible) under (i) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) any material agreement to which Parent or Merger Sub is a party or by which its properties or assets is bound or (iii) any material Law applicable to Parent or Merger Sub or any of its properties (whether tangible or intangible) or assets.

4.4. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, notices required by the DGCL and filings required under applicable securities Laws.

4.5. Capitalization Matters.

(a) Immediately prior to the Closing, (i) the authorized capitalization of Parent consists solely of 1,000,000,000 shares of Parent Common Stock, 293,659,022 of which were issued and outstanding as of the date hereof; and (ii) Parent has reserved 24,000,000 shares of Parent Common Stock for purchase upon exercise of options to be granted under the Parent’s 2015 Stock Incentive Plan and 2,587,095 shares of which are subject to outstanding option grants. The Parent Common Stock to be issued to the Stockholders hereunder as part of the Merger Consideration will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and Liens created by or imposed by the Stockholders.

(b) In Parent’s most recently completed equity financing to investors who were not Affiliates of Parent, the price paid per share of Parent Common Stock by such investors in such financing was $10.00 per share.

(c) As of the date hereof, except as set forth in Schedule 4.5(c), there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Parent to which Parent is a party, by which Parent is bound, or of which Parent has knowledge, or (ii) agreements or understandings to which Parent is a party, by which Parent is bound, or of which Parent has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Parent Common Stock.

4.6. Litigation. There is no Proceeding pending or to Parent’s knowledge, currently threatened in writing (i) to Parent’s knowledge, that questions the validity of this Agreement and the Related Agreements or the right of Parent or Merger Sub to enter into them, or to consummate the transactions contemplated by this Agreement and the Related Agreements; or (ii) to Parent’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of Parent.

4.7. Financial Statements. Parent has previously delivered to the Company its preliminary unaudited pre-tax consolidated balance sheet as of December 31, 2016 and its preliminary unaudited pre-tax consolidated income statement for the twelve months ended December 31, 2016 (the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP in all material respects subject to the exceptions set forth on Schedule 4.7.

ARTICLE V

CERTAIN COVENANTS

5.1. Company Stockholder Approval.

(a) Promptly following the execution of this Agreement, the Company shall submit this Agreement, and the transactions contemplated hereby to its Stockholders who have not provided their approval as of the date hereof for approval and adoption as provided by the DGCL and the Company Charter and bylaws. The Company Board has approved this Agreement and declared its advisability, and unanimously recommended that the Stockholders vote in favor of and adopt and approve this Agreement. The Company shall use its commercial best efforts to solicit and obtain the written consent of such stockholders to approve and adopt the Agreement and approve the Merger and to enable the Closing to occur as promptly as practicable.

(b) In connection with such Stockholder approval, the Company shall circulate the information statement in substantially the form attached hereto as Exhibit A (the “Information Statement”) for purposes of soliciting such written consent of the Stockholders, which shall include a statement to the effect that the Company Board has unanimously recommended that the Stockholders vote in favor of and adopt and approve this Agreement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion. The Information Statement and the Stockholder Resolutions approving this Agreement and the Merger shall specify that adoption of this Agreement shall constitute approval by the Stockholders of the Company of: (i) the provisions of Article VII hereof and (ii) in favor of the appointment of the Stockholder Representative under this Agreement.

(c) If the Company is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its commercially reasonable efforts to obtain such stockholder approval as promptly as is practicable after the date hereof and in any event prior to the Closing Date.

5.2. Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will (except to the extent that Parent shall otherwise consent in writing) carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted or as directed Parent, pay its debts and Taxes in accordance with past practice, pay or perform other obligations in accordance with past practice and use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company shall promptly notify Parent of any materially negative event involving or adversely affecting the Company or its business; provided that this sentence shall not impose any obligation of the Company to notify Parent of general economic conditions or changes in Law to the extent that they do not have a disproportionate adverse effect on the Company. Without limiting the foregoing and except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, do any of the following:

(a) make any payments or enter into any commitment or transaction outside of the ordinary course of business consistent with past practices or waive or release any right or claim in excess of $10,000 in any individual case;

(b) amend or otherwise change the Company Charter or its bylaws;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Capital Stock;

(d) issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or Company Stock Rights except for the issuance of Company Capital Stock upon exercise or conversion of presently outstanding Company Stock Rights; provided, that (i) the Company timely pays in cash all Taxes required to be withheld and paid in connection with such exercise or conversion, and (ii) the amount of such Taxes is contributed to the Company in cash by the Person exercising or converting such Company Stock Right;

(e) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business any assets in any amount, or in the ordinary course of business in an amount in excess of $10,000 in the case of a single transaction or in excess of $20,000 in the aggregate;

(f) Sell, transfer, lease, license, loan, mortgage, encumber or otherwise dispose of any of its properties or assets except in the ordinary course of business consistent with past practice;

(g) hire or engage any employees or consultants, or encourage any Employees or consultants to resign from the Company, or promote any Employees or change the employment status or titles of any of the Employees, except for the hiring or promotion of employees or engagements of consultants in the ordinary course of business at compensation rates comparable to other Employees at similar levels;

(h) increase, or agree to increase, the compensation payable, or to become payable, to its officers or Employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other Employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;

(j) waive or release any material right or claim;

(k) amend or terminate any Company Contract;

(l) enter into any contract or agreement material to the business, results of operations or financial condition of the Company;

(m) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(n) take any action that would reasonably be expected to cause a breach of or to have been a breach of any of the provisions of Section 3.8 had such action occurred after the Last Balance Sheet Date and prior to the date of this Agreement (without regard for disclosures on the Company Disclosure Schedule); or

(o) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (n) above, or any other action that would prevent the Company from performing or cause the Company not to perform its obligations hereunder.

5.3. Access to Information. Subject to applicable Law, the Company shall provide Parent and its accountants, legal counsel, and other representatives complete and prompt access during normal business hours during the period prior to the Effective Time upon advanced written notice to (a) all of the properties, facilities, books, agreements, records, customers and Employees of the Company and (b) all other information concerning the business, finances, properties, products, services, technology and personnel of the Company as Parent may reasonably request. The Company agrees to provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Merger.

5.4. Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or by regulatory authority, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made prior to the Effective Time by any party hereto (including any third party representatives of Parent or Company) (other than disclosures to Stockholders in connection with the approval of this Agreement) unless approved by Parent and the Company prior to release; provided that such approval shall not be unreasonably withheld, conditioned or delayed.

5.5. Consents.

(a) The Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to promptly obtain all consents and approvals required to be obtained by it in connection with the Merger, including all consents, waivers, or approvals under any of the agreements to which the Company is a party or by which they or their properties or assets are bound in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger.

(b) The Company will use its reasonable best efforts to (i) ensure that this Agreement, the Merger and the other transactions contemplated hereby and thereby are approved by the Closing Stockholder Consent and (ii) deliver to Parent evidence thereof reasonably satisfactory to Parent.

5.6. Conditions to the Merger; Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to: (a) effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

5.7. Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of: (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company, on the one hand, or Parent or Merger Sub, on the other hand, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; (ii) any failure of the Company or Parent, as applicable, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (iii) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI incapable of satisfaction; provided, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.8. No Solicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 8.1, neither the Company nor any of its officers, directors, Employees, stockholders, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company, (B) the acquisition of beneficial ownership of any equity interest in the Company, whether by issuance by the Company or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of the Company or otherwise other than upon the exercise of Company Stock Rights outstanding as of the date of this Agreement, (C) the license or transfer of all or a material portion of the assets of the Company or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the Merger (any of the transactions described in clauses (A) through (D), a “Third-Party Acquisition”); or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.

(b) If the Company or any Representative receives an unsolicited inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, the Company will (i) promptly notify Parent of the same and the details thereof (including the identity of the Person making same) and the Company shall be permitted to provide a response without breaching this Section 5.8; provided that the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time, (ii) provide to Parent a copy of any written inquiry, proposal or offer and all correspondence related thereto, and (iii) keep Parent informed of the status thereof.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.8 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.8 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, Employee, agent, advisor, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

5.9. Confidentiality. (a) Each party hereto agrees that, for a period of five years from and after Closing, it will not, and will use reasonable efforts to ensure that its Affiliates will not, through any action or inaction, use (except as contemplated by this Agreement), or disclose to any other Person, any Confidential Information relating to the other party (it being understood that following Closing this Section 5.9 shall apply to the use or disclosure of the Company’s Confidential Information by the Stockholders and shall not apply with respect to the use or disclosure of the Confidential Information of the Company by Parent or the Surviving Corporation); provided, however, that the foregoing prohibitions shall not apply to (i) disclosures that are required by any Law or by a Governmental Entity; (ii) information that is ascertainable or obtained from public or published information or is otherwise publicly known through no wrongful act of the using or disclosing party; (iii) information received from a Person not known after reasonably inquiry to the using or disclosing party to be under an obligation to keep such information confidential; (iv) information independently developed by the using or disclosing party without use of the other party’s information; or (v) information that was rightfully known by the disclosing party before receipt from the other party. Notwithstanding anything herein to the contrary, each party to this Agreement may (without prior notification to, or approval or consent by, any other party) use and disclose to taxing authorities and/or to such party’s representatives (including outside counsel, auditors and advisors) any confidential or non-public information that is required to be used or disclosed in connection with such party’s financial statements, tax filings, reports, claims, audits, or litigation.

(b) In the event a party is required to disclose Confidential Information of another party (in such event, such party is a “Nondisclosing Party,” and the party required to disclose is the “Disclosing Party”) pursuant to any legal requirement, and would otherwise be prohibited from doing so under this Section 5.9, the Disclosing Party shall: (i) promptly notify the Nondisclosing Party of the existence, terms and circumstances surrounding such requirement; (ii) consult with the Nondisclosing Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which the Disclosing Party is legally compelled to disclose and advise the Nondisclosing Party reasonably in advance of such disclosure so that the Nondisclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. The Disclosing Party shall not oppose actions by the Nondisclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

5.10. Resignation of Officers and Directors. The Company shall obtain the resignations of all officers and directors of the Company as Parent designates in writing, effective as of the Effective Time.

5.11. Payment of Company Obligations. As of the Closing or as promptly as practicable thereafter (and, in any event, no later than five (5) Business Days after the Effective Time or as of the date otherwise set forth in Schedule 5.11), Parent or the Surviving Corporation shall make payment of the Transaction Expenses of the Company and all outstanding liabilities of the Company set forth on Schedule 5.11.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which shall remain so true and correct as of such date), and (ii) those failures to be so true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with its covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

(d) Other Documents. The Company shall have received such customary documents from Parent and Merger Sub as the Company may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

6.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain so true and correct as of such date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with its covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. There shall not have occurred any events, occurrences, changes, effects or conditions of any character that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Stockholder Approval. The Transaction Approvals shall have been obtained and shall be in full force and effect. Approval of this Agreement, the Merger and the transactions contemplated hereby and thereby shall have been obtained by (i) at least 99.48% of the issued and outstanding shares of Company Capital Stock, voting together as a single class on an as-converted basis, and (ii) at least 99.35% of the issued and outstanding shares of Series A Preferred Stock (collectively, items (i) and (ii), the “Closing Stockholder Consent”).

(e) Closing Certificate. The Company shall have executed and delivered to Parent a certificate of the Company, executed by the Chief Executive Officer of the Company, that each of the conditions set forth in Sections 6.2(a)-(d) has been satisfied in all respects.

(f) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Transaction Approvals, (ii) the Company Charter and bylaws, and (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party.

(g) Third-Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Section 3.4 of the Company Disclosure Schedule.

(h) Terminations; Notices. Parent shall have been furnished evidence reasonably satisfactory to it that (x) all Company Stock Rights have been exercised or terminated at or prior to the Effective Time, and that there are no Company Stock Rights outstanding as of the Effective Time, and (y) all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Common Stock and Company Stock Rights have been properly delivered.

(i) Resignations. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company as have been identified by Parent prior to the Closing Date.

(j) Legal Action. There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) against the Company seeking material damages or other material relief, (ii) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or the Company as a result of the Merger or such other transactions or (iii) seeking to prohibit or impose any limitations on Parent’s ownership or operation of all or any portion of the Company’s business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have an adverse effect on Parent’s ability to receive the anticipated benefits of the Merger.

(k) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

(l) Amendment to Employment Agreement. Parent shall have received fully executed copies of amendments to employment agreements by and between the Company and certain employees of the Company.

(m) Other Documents. Parent shall have received such customary documents from the Company as Parent may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

ARTICLE VII

INDEMNIFICATION

7.1. Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the Effective Time and shall terminate at 11:59 P.M. Pacific time on the date that is twelve (12) months following the Closing Date (such date, the “Expiration Date”), except that the representations and warranties of the Company set forth in Sections 3.1 (Organization), 3.2 (Authority) and 3.17 (Tax Matters) (the “Company Fundamental Representations”) shall so survive but shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived), and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Stockholder Representative prior to such termination. The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Merger Sub pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Stockholders, and the Effective Time and shall terminate on the Expiration Date, except that the representations and warranties of Parent and Merger Sub set forth in Sections 3.1 (Organization) and 3.2 (Authority) shall so survive but shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived).

7.2. Indemnification. As an integral term of the Merger, each Stockholder, severally and not jointly in accordance with his, her or its Pro Rata Share (the “Company Indemnifying Parties”), shall indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and each of their officers, directors, employees, partners, members, agents and Affiliates (the “NantCell Indemnified Parties”) against any and all Losses incurred or suffered by any such NantCell Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a) the failure of any representation or warranty of the Company set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing (disregarding for purposes of this Section 7.2(a) any “materiality”, “in all material respects”, or “Company Material Adverse Effect” qualification for purposes of calculating Losses);

(b) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement;

(c) any Dissenting Share Payments;

(d) any claims by any current or former holder of Company Capital Stock, Company Options, Company Warrants or other Company Stock Rights relating to or arising out of the Merger, this Agreement, the transactions contemplated hereby, including the allocation of the Merger Consideration, or any Person’s status as an equity holder or ownership of equity interests in the Company at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise;

(e) regardless of any disclosure on the Company Disclosure Schedule, any claims made by any Stockholder based upon any alleged breach of fiduciary or other duty by any officer, director or stockholder of the Company in connection with this Agreement or the transactions contemplated hereby, or any claims by any officer, director or Stockholder to indemnification by the Company or the Surviving Corporation with respect to any such claims;

(f) any actual or asserted Liability for Taxes of or owed by the Company in respect of any full or partial Tax period ending on or prior to the Closing Date; and

(g) defending any Third-Party Claim alleging the occurrence of facts or circumstances that, if true, would entitle an Indemnified Party to indemnification hereunder.

7.3. Indemnification by Parent. As an integral term of the Merger, Parent and Merger Sub, jointly and severally (the “NantCell Indemnifying Parties,” and together with the Company Indemnifying Parties, the “Indemnifying Parties”), shall indemnify, defend and hold harmless the Company, the Stockholder Representative and each Stockholder, and each of their officers, directors, employees, partners, members, agents and Affiliates (the “Company Indemnified Parties,” and together with the NantCell Indemnified Parties, the “Indemnified Parties”) against any and all Losses incurred or suffered by any such Company Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a) the failure of any representation or warranty of Parent or Merger Sub set forth in Article IV of this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing (disregarding for purposes of this Section 7.3(a) any “materiality”, “in all material respects”, or “material adverse effect” qualification for purposes of calculating Losses); or

(b) any failure by Parent or Merger Sub to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement.

7.4. Limitations; etc.

(a) Deductible. No claim may be made by any Indemnified Party for indemnification pursuant to Section 7.2 or Section 7.3, other than a claim arising from any failure of any of the Company Fundamental Representations or Parent Fundamental Representations to be true and correct (for which a claim may be made without regard to the threshold set forth in this Section 7.4(a)), unless and until the aggregate amount of Losses indemnifiable by such Indemnifying Party for which the Indemnified Parties seek to be indemnified pursuant to Section 7.2 or Section 7.3 exceeds an amount equal to $35,000 (the “Deductible”), at which point the Indemnifying Party shall become liable for only those Losses in excess of such Deductible.

(b) Cap. The Indemnifying Parties’ indemnification obligations under Section 7.2 or Section 7.3 are subject to the following additional limitations:

(i) Subject to clauses (b)(ii) and (d) below, the Holdback Shares shall serve as the sole and exclusive source of funding for any Losses indemnifiable by the Company or any Stockholder under Section 7.2 as provided in Section 7.5; and

(ii) The Indemnifying Parties shall not be required to indemnify any Indemnified Party under Section 7.2 or Section 7.3 for Losses with respect to any Company Fundamental Representation or Parent Fundamental Representation in the aggregate in excess of $5,000,000, provided that in no event shall an individual Stockholder’s aggregate liability to a NantCell Indemnified Party exceed the amount of Merger Consideration actually received by such Stockholder in connection with the Merger.

(c) No Prejudice. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Parent or Merger Sub or any agent of Parent or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Merger Sub or any agent of Parent or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation. The waiver by Parent or Merger Sub of any of the conditions set forth in Article VI will not affect or limit the provisions of this Article VII.

(d) Fraud. Notwithstanding anything to the contrary in this Agreement, the limitations set forth in this Article VII shall not apply with respect to (i) actual fraud, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

7.5. Recovery of Losses; Holdback Shares.

(a) Subject to the limitations set forth in Section 7.4, each Stockholder shall be liable up to such Stockholder’s Pro Rata Share of the Merger Consideration for Losses indemnifiable under Section 7.2.

(b) Any Losses payable from the Holdback Shares shall reduce the number of Holdback Shares issuable to the Stockholders hereunder determined by dividing the amount of such Losses by $10.00. In the event any of the NantCell Indemnified Parties has provided a claim for indemnification for Losses under Section 7.2 prior to the Expiration Date but the amount of such alleged Losses is being disputed by the Stockholder Representative, Parent may continue to hold the number of Holdback Shares to cover the Losses set forth in such claim, which amount shall be estimated reasonably and in good faith, pending resolution of such claims. Any Holdback Shares in excess of this amount shall be delivered to the Participating Stockholders within twenty (20) Business Days following the Expiration Date. Upon the final resolution of such claims, any remaining Holdback Shares not required to satisfy any such unresolved Damages or claims shall be delivered to the Participating Stockholders pro rata in accordance with their Pro Rata Shares.

(c) In the event of any Losses with respect to any Company Fundamental Representation in excess of the Holdback Shares, such Losses may, at the discretion of the Participating Stockholder, be satisfied through either a payment of cash or the return to Parent for cancellation and termination of a number of shares of Parent Common Stock with a value equal to such Participating Stockholder’s Pro Rata Share of such Losses (with such shares of Parent Common Stock valued at $10.00 per share).

7.6. Procedures.

(a) Third-Party Claims. Promptly after the assertion by any third party of any claim against any Indemnified Party (a “Third-Party Claim”) that, in the judgment of such Indemnified Party, may result in the incurrence of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party (or in the case of the Stockholders Indemnifying Party, the Stockholder Representative) a written notice describing in reasonable detail such Third-Party Claim (“Claim Notice”); provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligations hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby, and then only to such extent. Notwithstanding the foregoing sentence, in the case of any claim made by any Indemnified Party for indemnification pursuant to Section 7.2 or 7.3, other than a claim arising from any breach or inaccuracy of any of the Company Fundamental Representations or the Parent Fundamental Representations, indemnification shall not be available if the Claim Notice has not been delivered prior to the Expiration Date or, with respect to the Company Fundamental Representations or the Parent Fundamental Representations, the applicable statute of limitations.

(b) Opportunity to Contest. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third-Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of Claims Notice; provided, that the Indemnifying Party shall not have the right to assume the defense of the Third-Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or (iii) settlement of, or an adverse judgment with respect to, the Third-Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party; provided, further, that if by reason of the Third-Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third-Party Claim, must agree to furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third-Party Claim pursuant to the first sentence of this Section 7.5(b), it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third-Party Claim, consent to the entry of any judgment or enter into any settlement (x) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; and (y) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any Affiliate thereof), (B) any liability on the part of the Indemnified Party (or any Affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any Affiliate thereof).

(c) In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third-Party Claim which the Indemnifying Party had the right to assume pursuant to Section 7.5(b), the Indemnified Party shall have the right, at the expense of the Indemnifying Party (provided the Indemnified Party is determined to be entitled to indemnification), to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party and obtaining the Indemnifying Party’s approval to the terms of the settlement, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may, to the extent permitted under Section 7.2, adjust the number of Holdback Shares issuable hereunder by the amount of any Losses incurred in connection with such settlement divided by $10.00. If no settlement of such Third-Party Claim is made, the Indemnified Party may, if applicable, adjust the number of Holdback Shares issuable hereunder by the amount of any Losses arising out of any judgment rendered with respect to such indemnifiable claim divided by $10.00. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall, to the extent required under Section 7.2, be promptly paid as suffered, incurred or accrued. If the Indemnifying Party does not elect to assume the defense of a Third-Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(d) In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third-Party Claim pursuant to Section 7.5(b), the Indemnified Party shall have the right, at the expense of the

Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may, to the extent permitted under Section 7.2, adjust the number of Holdback Shares issuable hereunder by the amount of any Losses incurred in connection with such judgment or settlement to which the Indemnified Party is entitled to indemnification divided by $10.00. In such case, the Indemnified Party shall conduct the defense of the Third-Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third-Party Claim is made, the Indemnified Party may, to the extent permitted under Section 7.2, adjust the number of Holdback Shares issuable hereunder by the amount of any Losses arising out of any judgment rendered with respect to such claim divided by $10.00. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall, to the extent required under Section 7.2, be promptly paid as suffered, incurred or accrued.

(e) In the event the Indemnifying Party is the Company or the Stockholders, the adjustment to the Holdback Shares shall be a reduction. In the event the Indemnifying Party is Parent or the Surviving Corporation, the adjustment to the Holdback Shares shall be an increase.

7.7. Merger Consideration Adjustment. The Company, Parent and the Stockholders agree to treat each indemnification payment pursuant to this Article VII as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

7.8. Remedies Exclusive. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. The remedies provided in this Article VII shall be the sole and exclusive remedies of Parent, the Company, the Stockholders Representative, the Stockholders and their respective successors and permitted assigns after the Closing with respect to this Agreement; provided, that any party may seek equitable relief, including the remedies of specific performance and injunction, with respect to the breach of any covenant or agreement to be performed after the Closing.

7.9. Stockholder Representative; Power of Attorney.

(a) Appointment. By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, each Stockholder (regardless of whether or not such Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the date of this Agreement, Amy Wang (together with his or her permitted successors, the “Stockholder Representative”), as his, her or its true and lawful agent and attorney-in-fact to enter into any Related Agreement and any transactions contemplated by this Agreement, and to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) relating to this Agreement or any of the transactions and other matters contemplated hereby (except to the extent that this

Agreement expressly contemplates that any such notice or communication shall be given or received by such Stockholders individually); (ii) authorize Parent to reduce the number of Holdback Shares in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Party, including by not objecting to claims thereto); (iii) object to any claims by Parent to reduce the number of Holdback Shares; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby; (vi) amend this Agreement or any other Related Agreement or other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.

(b) Acceptance. Amy Wang hereby accepts his or her appointment as Stockholder Representative.

(c) Replacement. The person serving as the Stockholder Representative may be replaced from time to time by the Stockholders holding a majority of the Company Preferred Stock immediately prior to the Effective Time upon not less than 10 days’ prior written notice to Parent. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.

(d) No Liability. The Stockholder Representative shall not be liable to any Stockholder for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(e) Access to Information. The Stockholder Representative shall have reasonable access to relevant information about the Company and the reasonable assistance of the Company’s employees for purposes of performing his duties and exercising his rights hereunder; provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(f) Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the

Stockholders and shall be final, binding and conclusive upon each such Stockholder; and each Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Each Indemnified Party is hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

(g) Role of Stockholder Representative; No Contribution. Without limiting the generality or effect of Section 7.9(a), any claims or disputes between or among any Indemnified Party, the Stockholder Representative and/or any one or more Stockholders relating to this Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Stockholder (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Stockholder (and not by such Stockholder acting on its own behalf). Each Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Parent or the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

7.10. No Subrogation. Following the Closing, no Stockholder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification made by or on behalf of any Stockholder under Section 7.2.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Stockholders:

(a) by written agreement of the Company, Parent and Merger Sub;

(b) by either Parent or the Company if the Closing Date has not occurred by April 15, 2017 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement;

(c) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(c) prior to the earlier of the Termination Date or the date that is 15 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by the Company is cured within such 15 day period so that the conditions would then be satisfied; or

(d) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.1(a) or 6.1(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(d) prior to the earlier of the Termination Date or the date that is 15 days following Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by Parent is cured within such 15-day period so that the conditions would then be satisfied.

8.2. Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4, this Section 8.2, Section 8.3 and Article VII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Mutual Non-Disclosure Agreement dated February 28, 2017, by and between Parent and the Company, all of which obligations shall survive termination of this Agreement.

8.3. Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Stockholder Representative.

8.4. Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission) or by .pdf attachment to email (with a copy to follow either personally, by commercial delivery service or by first class, registered or certified mail (return receipt requested), on the day of delivery; or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after sending; or (iii) if delivered by first class, registered or certified mail (return receipt requested), three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub:

NantCell, Inc.

9920 Jefferson Blvd.

Culver City, CA 90232

Attention: Charles Kim

Email: ckim@nantworks.com

(b) if to the Company, to:

Liquid Genomics

1725 Del Amo Blvd.

Torrance, CA 90501

Attn: Ms. Kathleen D. Danenberg, CEO

Fax: 844-848-5923

(c) if to the Stockholder Representative to:

Amy Wang

2623 5th Street

Santa Monica, CA 90405

Email: amywang33@gmail.com

9.2. Entire Agreement. This Agreement, together with the Related Agreements and the Confidentiality Agreement, the schedules and Exhibits hereto and thereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including but not limited to that certain Binding Term Sheet dated as of February 27, 2017, by and between Parent and the Company.

9.3. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.4. Expenses. Subject to Section 5.11, all Transaction Expenses and all costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section shall survive the termination of this Agreement.

9.5. Successors and Assigns; Parties in Interest.

(a) This Agreement shall be binding upon each Stockholder and each of the Stockholders’ personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) and Parent and Merger Sub and their respect successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the Indemnified Parties and the respective successors and assigns (if any) of the foregoing. No obligation of the Company in this Agreement shall become an obligation of the Surviving Corporation after the Effective Time.

(b) No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Company, except that Parent may assign its rights and delegate its obligations hereunder to any Affiliate without the Company’s consent.

(c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the Indemnified Parties, each Indemnified Party shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable by the Indemnified Parties. Except as set forth in this Section 9.5(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.

9.6. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

9.7. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement or to the Company Disclosure Schedule, as the context may require.

(e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8. Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware without regard to the laws of such jurisdiction that would require the substantive laws of another jurisdiction to apply.

(b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in Los Angeles, California. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of California, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 9.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The Stockholders and Stockholder Representative agree that, if any claim, action suit or proceeding is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Stockholders and Stockholder Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

9.9. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH OF THE COMPANY, PARENT AND MERGER SUB (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE

OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

9.11. Time of the Essence. Time is of the essence of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, THE UNDERSIGNED HAS EXECUTED AND DELIVERED THIS AGREEMENT, OR CAUSED THIS AGREEMENT TO BE EXECUTED AND DELIVERED BY ITS DULY AUTHORIZED REPRESENTATIVE, AS OF THE DATE FIRST WRITTEN ABOVE.

NANTCELL, INC.

By:	/s/ Patrick Soon-Shiong
Name: Patrick Soon-Shiong
Title: CEO

[Parent Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

BIO MERGER SUB, INC.

By:	/s/ Charles Kim
Name: Charles Kim
Title: Secretary

[Merger Sub Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

LIQUID GENOMICS, INC.

By:	/s/ Kathleen Danenberg
Name: Kathleen Danenberg
Title: CEO

[Company Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

STOCKHOLDER REPRESENTATIVE:

/s/ Amy Wang
Amy Wang, solely in her capacity as Stockholder Representative

[Stockholder Representative Signature Page to Agreement and Plan of Merger]